Exhibit 99.1
VCG HOLDING CORP. ANNOUNCES 2009 FIRST QUARTER FINANCIAL RESULTS
Q1 2009 Financial Results Overview
•	Revenues rose 3.4% to $13.8 million
-	Same stores sales increased for 6 clubs by 3.5% to 21.2% for the same quarter 2008
•	Operating income of $2.2 million

•	Net income of $652,000,or $0.04 per share

•	EBITDA of $2.4 million

•	Cash of $2.8 million
Denver, CO. – May 14, 2009 — VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced financial results for the first quarter ended March 31, 2009 (see attached tables).
Troy Lowrie, Chairman and Chief Executive Officer, stated, “Our performance for the first quarter included higher revenues, profitability, solid operating and free cash flows, and a strong balance sheet. Our high-amenity ‘A’ clubs continue to struggle in this sluggish economy, although their impact on overall operations was offset by performance at our ‘B’ and ‘C’ venues, increased service revenues, and the implementation of cost-savings initiatives across each of our locations. Our balance sheet at March 31, 2009 reflected cash of $2.8 million, a 25% increase from December 31, 2008. Operating cash flow for the first quarter was $1.7 million, free cash flow totaled $1.1 million, and we generated EBITDA of $2.4 million, or 18% of total revenue.”
First Quarter Financial Results
Total revenue for first quarter of 2009 increased 3.4% to $13.8 million from $13.3 million in the first quarter of 2008. Higher total revenue was due primarily to a $1.4 million increase in service revenues in 16 out of 18 clubs, as well as the acquisition of 2 new clubs in the second and third quarter of 2008.
Cost of goods sold (the cost of alcohol, food and merchandise) declined as a percentage of applicable revenues to 23.6% from 25.5% in the first quarter of 2008, primarily attributable to stronger controls over inventory and the operations of four all-nude clubs in operation for the first quarter of 2009, increased by one from the first quarter of 2008. These clubs have a lower cost of sales percentage and a higher gross profit.
Total operating expenses increased 11.2% to $11.6 million from $10.4 million in the first quarter of 2008, and reflected, among other items, increases in taxes and permit fees, legal fees, rent, and depreciation & amortization. Although some of these expenses reflect the acquisition of 2 clubs during 2008, the Company expects legal fees will decrease and professional fees will continue to be lower in 2009.
Operating income was $2.2 million for the first quarter of 2009, down from $2.9 million in the first quarter of 2008.
Net income for the first quarter of 2009 was $652,000, or $0.04 per diluted share, as compared to net income of $1.4 million, or $0.08 per diluted share, in the first quarter of 2008.
EBITDA for the first quarter of 2009 was $2.4 million as compared to $3.1 million for first quarter of 2008.
Mr. Lowrie continued, “We remain optimistic about the future of our business and industry. We have been proactive in implementing strategies to mitigate the impact of the current economic environment, such as the creation of new club-level revenue streams, while continuing to benefit from our tiered-venue operating model. We are focused on achieving operating efficiencies throughout the organization. We remain confident in our ability to generate cash, and are committed to deploying that cash to reduce debt and acquire shares. Where appropriate, we are exploring potential accretive acquisitions in markets where we currently operate and in new geographies.”

VCG Holding Corp.	Page 2
May 14, 2009
SHARE REPURCHASE
For the period January 1, 2009 through March 31, 2009, VCGH repurchased an aggregate of 193,625 shares of common stock for an aggregate purchase price of $320,631.
CONFERENCE CALL
Troy Lowrie, Chairman and Chief Executive Officer, and Courtney Cowgill, Chief Financial Officer, will host a conference call today at 11:00 am Eastern Time / 9:00 am Mountain Time, to discuss these results. To participate in the conference call, please dial (877) 852-6543 (domestic) or (719) 325-4748 (international) approximately 10 minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time May 14, 2009 until midnight May 17, 2009. To hear the teleconference replay dial (888) 203-1112 (domestic) or (719) 457-0820 (international). The pass code for the replay is 9450453. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet and to view a copy of the Company’s presentation that will be referenced during the call, please visit the Company’s website at http://www.vcgh.com under the heading ``Investor Relations’’, then “Events & Presentations’’ and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company’s website.
ABOUT VCG HOLDING CORP.
VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs. The nightclubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.
FORWARD LOOKING STATEMENT
Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie	Devin Sullivan
Chief Executive Officer	Senior Vice President
(303) 934-2424	(212) 836-9608
tlowrie@vcgh.com	dsullivan@equityny.com

Courtney Cowgill	Gerrard Lobo
Chief Financial Officer	Senior Account Executive
(303) 934-2424	(212) 836-9610
ccowgill@vcgh.com	globo@equityny.com

VCG Holding Corp.
Consolidated Balance Sheets

	(unaudited)	(audited)
	March 31,	December 31,
	2009	2008 (1)
Assets
Current Assets
Cash and cash equivalents	$2,770,308	$2,209,060
Assets held for sale	—	106,900
Other receivables	60,816	25,473
Income taxes receivable	190,886	276,267
Inventories	927,703	949,088
Prepaid expenses	616,358	282,485
Current portion of deferred income tax asset	171,000	171,000

Total current assets	4,737,071	4,020,273

Property and equipment, net	25,447,172	25,738,388
Deferred income tax asset (non-current)	3,765,229	4,068,593
Non-compete agreements	36,674	40,933
Licenses	36,413,189	36,413,189
Goodwill	2,416,898	2,453,122
Favorable lease rights	1,684,186	1,705,364
Trade names	619,000	619,000
Other long-term assets	479,687	567,181

Total assets	$75,599,106	$75,626,043

Liabilities and Equity
Current Liabilities
Accounts payable — trade	$981,900	$847,493
Accrued expenses	2,126,112	2,257,116
Deferred revenue	107,037	109,455
Current portion of unfavorable lease liabilities	278,155	278,155
Current portion of capitalized lease	—	10,000
Current portion of long-term debt	4,879,427	2,602,000
Current portion of long-term debt, related party	1,191,307	1,024,000

Total current liabilities	9,563,938	7,128,219

Long-term Liabilities
Deferred rent	1,063,942	845,136
Unfavorable lease liabilities, net of current portion	6,355,842	6,425,626
Capital lease, net of current portion	—	9,111
Long-term debt, net of current portion	24,032,901	25,747,631
Long-term debt, related party, net of current portion	5,788,391	7,083,578

Total long-term liabilities	37,241,076	40,111,082

Commitments and contingent liabilities
Equity
Common stock $.0001 par value; 50,000,000 shares authorized; 17,561,753 (2009) and 17,755,378 (2008) shares issued and outstanding	1,756	1,775
Additional paid-in capital	52,314,224	52,557,047
Accumulated deficit	(27,080,381)	(27,732,554)

Total VCG stockholders’ equity	25,235,599	24,826,268
Noncontrolling interests in consolidated partnerships	3,558,493	3,560,474

Total equity	28,794,092	28,386,742

Total Liabilities and Equity	$75,599,106	$75,626,043

(1)	Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160 (“SFAS No. 160”) which requires the amount of consolidated net income attributable to the parent and noncontrolling interests (formerly minority interests) to be clearly identified and presented on the face of the consolidated income statement, with retroactive adoption of its presentation requirements.

VCG Holding Corp.
Consolidated Statements of Income

	For the Three Months Ended
	March 31,
	2009	2008
		(Restated)
Revenue
Sales of alcoholic beverages	$5,864,663	$6,534,618
Sales of food and merchandise	471,532	708,655
Service revenue	6,698,281	5,278,646
Other income	739,942	804,036

Total revenue	13,774,418	13,325,955

Operating Expenses
Cost of goods sold	1,492,923	1,848,547
Salaries and wages	3,269,881	3,062,704
Other general and administrative
Taxes and permits	888,877	456,273
Charge card and bank fees	193,236	200,821
Rent	1,448,516	1,142,948
Legal fees	405,949	191,211
Other professional fees	426,571	456,955
Advertising and marketing	700,196	805,794
Insurance	380,358	376,013
Utilities	281,072	258,317
Repairs and maintenance	292,224	229,181
Other	1,382,140	1,037,077
Depreciation & amortization	425,369	356,465

Total operating expenses	11,587,312	10,422,306

Income from operations	2,187,106	2,903,649

Other income (expenses)
Interest expense	(928,856)	(773,504)
Interest income	36	3,572
Gain (loss) on sale of assets	(936)	—

Total other income (expenses)	(929,756)	(769,932)

Income before income taxes	1,257,350	2,133,717

Income tax expense — current	140,412	332,970
Income tax expense — deferred	339,588	317,030

Total income taxes	480,000	650,000

Net income	777,350	1,483,717
Net income attributable to noncontrolling interests	(125,177)	(111,383)

Net income attributable to VCG Holding	$652,173	$1,372,334

Earnings per share
Basic income per common share attributable to VCG’s common stockholders	$0.04	$0.08
Fully diluted income per common share attributable to VCG’s common stockholders	$0.04	$0.08

Weighted average shares outstanding	17,658,726	17,431,035
Fully diluted weighted average shares outstanding	17,658,726	17,923,402

VCG Holding Corp.
Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended
	March 31,
	2009	2008
		(Restated)
Operating Activities
Net income	$652,173	$1,372,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	425,369	356,465
Amortization of leasehold rights and liabilities, net	(48,605)	(43,399)
Amortization of loan fees	80,343	50,179
Stock-based compensation expense	77,789	99,980
Deferred income taxes	339,588	317,030
Noncontrolling interests	125,177	111,383
Loss on disposition of assets	937	—
Accrued interest added to long-term debt	74,718	—
Changes in operating assets and liabilities	(35,507)	(207,526)

Net cash provided by operating activities	1,691,982	2,056,446
Investing Activities
Acquisitions of businesses, net of cash acquired	—	(117,811)
Additions to property and equipment	(131,258)	(856,860)
Deposits	—	(22,183)
Assets held for sale	—	(7,866)
Proceeds from sale of assets	107,326	—

Net cash used by investing activities	(23,932)	(1,004,720)
Financing Activities
Repurchase of stock	(320,631)	—
Payment on capitalized leases	(19,111)	(2,237)
Proceeds from debt	1,123,100	164,356
Payments on debt	(1,763,002)	(1,265,585)
Distributions to noncontrolling interests	(127,158)	(168,544)

Net cash used by financing activities	(1,106,802)	(1,272,010)
Net increase (decrease) in cash	561,248	(220,284)
Cash beginning of period	2,209,060	2,980,007

Cash end of period	$2,770,308	$2,759,723

Supplemental disclosures of cash flow information:
Income taxes paid in cash	$50,000	$500,000
Interest paid in cash	$769,583	$593,565

EBITDA Reconciliation
(unaudited)

	Quarter ended March 31,
	2009	2008
		(Restated)
Net Income	$652,173	$1,372,334
Add back:
Depreciation	421,110	351,748
Amortization of non-compete agreements	4,259	4,717
Amortization of leasehold rights and liabilities, net	(48,605)	(43,399)
Interest expense	928,856	773,504
Total income taxes	480,000	650,000

EBITDA	$2,437,793	$3,108,904

Total revenue	$13,774,418	$13,325,955
EBITDA as a percentage of revenue	17.7%	23.3%
VCG Holding Corp.
Calculation of Free Cash Flow
(unaudited)

	Quarter ended March 31,
	2009	2008
		(Restated)
EBITDA	$2,437,794	$3,108,904
Less:
Interest expense	928,856	773,504
Non-controlling interests	125,177	111,383
Current income tax	140,412	332,970
Capital expenditures	131,258	856,860

Free Cash Flow	$1,112,091	$1,034,187